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                                                                 Exhibit 3.2

The following amendments to Laclede Gas Company's Articles of Incorporation were adopted on January 18, 2002.

         Article Number III-B is deleted in its entirety.

         Article Number IV is amended by deleting in their entirety subsections B. Classification of Directors, C. Removal of Directors and D. Amendment of Article IV.

         Article Number VII is deleted in its entirety.

         Article Number VIII is renumbered Article VII.

         Article Number IX is renumbered Article VIII.